Exhibit 99.1

Contact:	Gary Smith
Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT ANNOUNCES DEPARTURE OF NISSAN JOSEPH

BIRMINGHAM, Ala. (September 3, 2008) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, announced today that effective immediately, the Company and  Nissan Joseph, its President and Chief Operating Officer, have agreed to part ways due to philosophical differences. The Company intends to begin a search for his replacement.

Commenting on the resignation, Mickey Newsome, Chairman and Chief Executive Officer, said, "We have mutually come to this decision and believe it is in the best interests of Hibbett and Nissan. We will build on initiatives put in place that complement the success we have experienced over the last 40 years."

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Sunbelt, Mid-Atlantic and the lower Midwest.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in dominant strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding the best interests of our Company and our intent to search for a replacement.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a complete description of these factors, as well as others which could affect our business, you should carefully review the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on April 2, 2008 and our most recent prospectus supplement filed May 2, 2003.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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